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                                                                    EXHIBIT 99.3

     SAFE HARBOR UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995


         The Private Securities Litigation Reform Act of 1995 (the "Act") provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about their companies, so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed in the statement. Karrington Health, Inc. desires to take advantage of the "safe harbor" provisions of the Act. Certain information, particularly information regarding future economic performance and finances and plans and objectives of management, contained in Karrington's Annual Report on Form 10-K for fiscal year 1998 is forward-looking. In some cases, information regarding certain important factors that could cause actual results of operations or outcomes of other events to differ materially from any such forward-looking statement appears together with such statement. In addition, forward-looking statements are subject to other risks and uncertainties affecting the assisted living industry, including, but not limited to, the following:


FAILURE TO CLOSE THE PROPOSED MERGER WITH SUNRISE

         Karrington has agreed to be acquired by Sunrise Assisted Living, Inc., which transaction is expected to close during the second quarter of 1999. In order to facilitate the post-merger integration of Karrington's operations, Karrington has reduced the number of its corporate office administrative and operating personnel. Also, effective January 1, 1999, Karrington entered into agreements with Sunrise to manage Karrington's assisted living residences and to develop three new assisted living properties.

         If the proposed merger were not completed, it might take Karrington several months to undo the integration activities, rehire corporate office administrative and operations positions and resume full effective control of day-to-day operations. Restoring Karrington to its pre-integration status could be a substantial disruption of Karrington's business and could adversely impact cash flow from operations during the interim period.


KARRINGTON WILL NEED ADDITIONAL FINANCING TO FUND DEVELOPMENT ACTIVITIES

         Karrington currently has plans to open approximately 16 additional residences before the summer of 2000. Karrington has existing financing in place in the form of loans or leases for seven of these residences. Additional financing will be required for the nine remaining residences, three of which are currently under construction, and to refinance certain existing indebtedness. The proposed merger of Karrington and Sunrise, which is currently expected to close in the second quarter of 1999, will resolve these financing needs.

         If the proposed merger is delayed or fails to close, Karrington will need to obtain additional financing to fund its development and construction activities and to meet operating expenses for the remainder of 1999. In addition to financing available under existing credit facilities, Karrington will seek mortgage loans covering specific facilities. In the past, Karrington has not experienced problems in obtaining mortgage loans. If Karrington is not able to obtain additional financing on favorable terms, however, it may have to delay or eliminate all or some of its development projects, which could adversely affect its revenues and results of operations.

HISTORY OF OPERATING LOSSES

         Karrington was organized in 1990 and has incurred net losses during each year since its formation. Over the last three years, Karrington incurred cumulative losses of approximately $23.8 million. These net losses are primarily the result of expenses incurred in developing new residences and start up losses that occur from the time that residences are opened until the occupancy rates of the residences have stabilized. If a sufficient number of facilities currently in the fill-up phase



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achieve stabilization early enough in 1999, Karrington believes cash flow from operations will turn positive later in 1999. Karrington has undertaken aggressive marketing initiatives in the first quarter of 1999 in an effort to accelerate stabilization of residences in the fill-up phase. Although these initiatives are expensive, if successful, they are expected to benefit Karrington by achieving stabilization sooner than it would otherwise occur. If facilities currently in the fill-up phase do not achieve stabilization soon enough, however, Karrington will continue to incur operating losses during 1999.


ANY DELAYS EXPERIENCED IN DEVELOPING NEW FACILITIES COULD ADVERSELY AFFECT KARRINGTON'S REVENUES AND RESULTS OF OPERATIONS FOLLOWING THE MERGER

         Karrington's growth objectives include the development of a significant number of new assisted living facilities. Whether or not the merger with Sunrise is completed, achieving these development plans will depend upon a variety of factors, many of which will be outside our control. These factors include, among others:

         - obtaining zoning, land use, building, occupancy, licensing and other required governmental permits for the construction of new facilities without experiencing significant delays;

         - completing construction of new facilities on budget and on schedule;

         - the ability to work with third-party contractors and subcontractors who construct the facilities;

         - shortages of labor or materials that could delay projects or make them more expensive;

         -        adverse weather conditions that could delay projects;

         - finding suitable sites for future development activities at acceptable prices; and

         - addressing changes in laws and regulations or how existing laws and regulations are applied.

         We cannot assure you that we will not experience delays in completing facilities under construction or in development or that we will be able to identify suitable sites at acceptable prices for future development activities. If we fail to achieve our development plans, our growth could slow, which would adversely impact our revenues and results of operations.


POSSIBLE ADVERSE CONSEQUENCES OF USE OF INDEBTEDNESS TO FUND EXISTING AND FUTURE GROWTH

         At December 31, 1998, Karrington had mortgage, construction and other indebtedness totaling $96.1 million. Unused lines of credit were $11.2 million at that date. Karrington intends to continue financing its properties through mortgage financing, operating leases or other financing vehicles, including lines of credit. Karrington expects the amount of mortgage indebtedness and other debt and debt related payments to increase substantially as it pursues its growth strategy. As a result, an increasing portion of cash flow will be devoted to debt service and related payments. There can be no assurance that Karrington will generate sufficient cash flow from operations to cover required interest, principal and operating lease payments.

ANY FAILURE BY KARRINGTON TO COMPLY WITH FINANCIAL COVENANTS CONTAINED IN DEBT INSTRUMENTS COULD RESULT IN THE ACCELERATION OF THE RELATED DEBT

         There are various financial covenants and other restrictions in Karrington's debt and lease instruments, including provisions which:

         -        require it to meet specified financial tests;

         - require consent for changes in management or control of Karrington;



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         -        restrict the ability of Karrington to borrow additional funds, dispose of assets or engage in mergers or other business combinations without lender consent.

         If Karrington fails to comply with any of these requirements, then the related indebtedness could become due and payable prior to its stated due date. Any payment or other default could cause the lender to foreclose upon the facilities securing such indebtedness or, in the case of an operating lease, could terminate the lease, with a consequent loss of income and asset value to Karrington.

INTEREST RATE INCREASES COULD ADVERSELY AFFECT EARNINGS DUE TO FLOATING-RATE
DEBT

         At December 31, 1998, Karrington had approximately $52.3 million of floating-rate debt. Debt incurred in the future also may bear interest at floating rates. Therefore, increases in prevailing interest rates could increase Karrington's interest payment obligations and, thereby, negatively impact earnings.


INCREASING COMPETITION IN THE ASSISTED LIVING INDUSTRY COULD ADVERSELY AFFECT THE REVENUES OF KARRINGTON

         The long-term care industry is highly competitive and the assisted living segment is becoming increasingly competitive. Karrington competes with numerous other companies that provide similar long-term care alternatives, such as home health care agencies, facility-based service programs, retirement communities, convalescent centers and other assisted living providers. In general, regulatory and other barriers to competitive entry in the assisted living industry are not substantial. In pursuing its growth strategies, Karrington has experienced and expects to continue to experience increased competition in its efforts to develop assisted living facilities. Some of the present and potential competitors of Karrington, particularly nursing home operators, are significantly larger and have, or may obtain, greater financial resources than Karrington. Consequently, we cannot assure you that we will not encounter increased competition that could limit our ability to attract residents or expand our business, which could have a material adverse effect on the revenues and earnings of Karrington.


AN UNEXPECTEDLY HIGH RESIDENT TURNOVER RATE COULD ADVERSELY AFFECT OUR REVENUES AND EARNINGS

         The resident agreements signed by Karrington allow residents to terminate their agreement on 30 days' notice. Karrington cannot contract with residents to stay for longer periods of time, unlike typical apartment leasing arrangements that involve lease agreements with specified leasing periods of up to a year or longer. Although unlikely, if a large number of residents elected to terminate their resident agreements at or around the same time, then Karrington's business could be adversely affected.


COMPETITION FOR SKILLED PERSONNEL COULD INCREASE STAFFING AND LABOR COSTS

         Karrington competes with various health care service providers, including other elderly care providers, in attracting and retaining qualified and skilled personnel. A shortage of nurses or other trained personnel or general inflationary pressures may require that we enhance our pay and benefits package to compete effectively for such personnel. If there is an increase in these costs or if we fail to attract and retain qualified and skilled personnel, the business and financial results of Karrington could be adversely affected.


THE OPERATIONS OF KARRINGTON ARE SUBJECT TO OPERATIONAL RISKS INHERENT IN A REGULATED INDUSTRY

         Assisted living facilities are subject to regulation and licensing by state and local health and social service agencies and other regulatory authorities, although requirements vary from state to state. In general, these requirements address:

         -        personnel education, training, and records;


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         -        facility services, including administration of medication, assistance with self-administration of medication, and limited nursing services;

         -        monitoring of resident wellness;

         -        physical plant specifications; furnishing of resident units;

         -        food and housekeeping services;

         -        emergency evacuation plans; and

         - resident rights and responsibilities, including in some states the right to receive certain health care services from providers of a resident's choice.

         From time to time in the ordinary course of business, Karrington receives deficiency reports, which it reviews to take appropriate corrective action. Although most inspection deficiencies are resolved through a plan of correction, the reviewing agency typically is authorized to take action against a licensed facility where deficiencies are noted in the inspection process. Such action may include imposition of fines, imposition of a provisional or conditional license or suspension or revocation of a license or other sanctions. If Karrington fails to comply with applicable requirements, the business and revenues of Karrington could be materially and adversely affected. To date, none of the deficiency reports received by Karrington has resulted in a suspension, fine or other disposition that has had a material adverse effect on Karrington's revenues.

         Regulation of the assisted living industry is evolving and operations could suffer if, among other things, future regulatory developments, such as mandatory increases in scope and quality of care given to residents, are enacted and licensing and certification standards are revised. If the regulatory requirements increase, the costs of complying with those requirements could increase as well.


POTENTIAL IMPACT OF ENVIRONMENTAL MATTERS RESULTING FROM OWNERSHIP AND OPERATING OF ASSISTED LIVING FACILITIES

         Under various Federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be held liable for the costs of removal or remediation of certain hazardous or toxic substances, including, without limitation, asbestos-containing materials, that could be located on, in or under a property. Such laws and regulations often impose liability without regard to whether or not the owner or operator knew of, or was responsible for, the presence or release of the hazardous or toxic substances. The costs of any required remediation or removal of these substances could be substantial and the liability of an owner or operator as to any property is generally not limited and could exceed the property's value and the aggregate assets of the owner or operator. An owner or operator or an entity that arranges for the disposal of hazardous or toxic substances at a disposal site also may be liable for the costs of any required remediation or removal of thereof.

         In connection with the ownership or operation of its properties, Karrington could be liable for the costs of remediation or removal of hazardous or toxic substances, as well as certain other costs, including governmental fines and damages for injuries to persons or properties. As a result, the presence, with or without Karrington's knowledge, of hazardous or toxic substances at any property owned or operated by it, or acquired or operated by it in the future, could have an adverse effect on Karrington's financial condition or earnings.


POTENTIAL IMPACT OF LIABILITY CLAIMS IN EXCESS OF INSURANCE LIMITS

         The assisted living business entails an inherent risk of liability. In recent years, Karrington, as well as other participants in our industry, have become subject to an increasing number of lawsuits alleging negligence or related legal theories, many of which involve large claims and


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significant legal costs. Karrington maintains insurance policies in amounts and with the coverage and deductibles it believes are adequate, based on the nature and risks of our business, historical experience and industry standards.

         We cannot be sure that claims will not arise that are in excess of our coverage or not covered by our policies. If a successful claim against us is made and it is not covered by our insurance or exceeds the policy limits, our financial condition and results of operations could be materially and adversely affected. Claims against us, regardless of their merit or eventual outcome, could also have a material adverse effect on our ability to attract residents or expand our business and could require Karrington's management to devote time to matters unrelated to the operation of our business.


YEAR 2000 ISSUES

                  The year 2000 issue involves significant risks. There can be no assurance that Karrington will succeed in fully implementing its year 2000 plan discussed under "Management's Discussion and Analysis of Financial Conditions and Results of Operations." If Karrington's critical information technology systems fail upon testing, or any software application or embedded microprocessors central to Karrington's operations are overlooked in the assessment or implementation phases, significant problems including delays may be incurred in billing Karrington's residents. If Karrington's vendors or suppliers fail to provide its facilities with necessary power, telecommunications, transportation and financial services, equipment and services, Karrington will be unable to provide services to its residents. If any of these uncertainties were to occur, Karrington's business, revenues and results of operations would be adversely affected. Karrington is unable to assess the likelihood of such events occurring or the extent of the effect on Karrington.